Exhibit 99.1

FOR IMMEDIATE RELEASE

Urologix Reports Results
For Fiscal Year 2011 Third Quarter

MINNEAPOLIS — April 26, 2011 — Urologix®, Inc. (NASDAQ:ULGX), the manufacturer and marketer of minimally invasive Cooled ThermoTherapy™ (CTT), the durable and effective in-office treatment for patients suffering from benign prostatic hyperplasia (BPH), today reported financial results for the third quarter of its fiscal year 2011 that ended March 31, 2011.

Fiscal year 2011 third-quarter revenue was $3.0 million, down 10 percent from the $3.3 million reported in the second quarter of fiscal year 2011 and down 17 percent compared to the $3.6 million reported for the same period of the prior fiscal year.  The decrease in revenue sequentially and year over year was due to reduced order volume in direct, mobile and third party mobile distribution channels.  There has been no material difference in the percentage of overall catheter revenue derived from our various sales channels compared with the second quarter of fiscal year 2011.

For the fiscal year 2011 third quarter, Urologix posted a net loss of $983,000, or $0.07 per diluted share, on revenue of $3.0 million.  This compares to a net loss of $712,000, or $0.05 per diluted share, in the second quarter of fiscal year 2011 and a net loss of $597,000, or $0.04 per diluted share, in the third quarter of the prior fiscal year.

“There was a marked slowdown in procedure volume at the beginning of the calendar year, which many of our customers attributed to the resetting of annual deductibles and continuing economic conditions,” said Stryker Warren, Jr., CEO.  “However, in March we began to see recovery in our Mobile procedure volume, which correlated with the launch of our “Think Outside the Pillbox!” marketing campaign – a focused initiative to raise urologists’ awareness of the significant patient population dissatisfied with the symptom improvement, costs or side effects of chronic BPH medication and to support the urologist’s presentation of CTT as an early alternative for their BPH patients on medical therapy.”

The Company’s cash utilization was $498,000 for the quarter ended March 31, 2011, compared to a utilization of $413,000 in the second quarter of fiscal year 2011.  In the third quarter of the prior fiscal year, the Company utilized $247,000 in cash.  The difference compared to the same period of fiscal year 2010 is mainly due to the comparative reduction in revenue previously mentioned.  The Company’s cash balance was $3.8 million as of March 31, 2011, which management considers sufficient to fund working capital and capital resource needs beyond the next twelve months.  The Company has no debt.

Gross profit for the fiscal year 2011 third quarter was $1.6 million, or 54 percent of revenue, compared to $1.8 million, or 56 percent of revenue, for the second quarter of fiscal year 2011 and $2.0 million, or 55 percent of revenue, in the third quarter of fiscal year 2010.  The primary reason for the margin differential is the result of allocating fixed manufacturing costs over a reduced volume of sales.

Operating expense in the third quarter of fiscal year 2011 increased $29,000, or 1 percent, when compared to the second quarter of fiscal year 2011 primarily as a result of an increase in sales and marketing expense due to the launch of a new marketing campaign.  The Company continues its investment in research and development as expense was flat compared to the second quarter of fiscal year 2011, but increased 20 percent compared to the same quarter of fiscal year 2010.  Compared to the third quarter of fiscal 2010, overall operating expense increased 1 percent.

“We continue to emphasize the posture and prominence of CTT amongst the BPH treatments discussed with the patient—intending to ensure that a non-surgical option to medical therapy becomes a mainstay of the treatment paradigm presented to, and contemplated by, the patient,” stated Stryker Warren jr., CEO; “The multi-center, five year durability data published in the May 2011 issue of The Journal of Urology substantiates our claim of efficacy and durability.”

Earnings Call Information

Urologix will host a conference call with the financial community to discuss fiscal year 2011 third quarter results on Tuesday, April 26, 2011 at 4:00 p.m. Central Daylight Time.  To listen to the call, please dial 1-866-783-2144 and enter the Participant Passcode 98372867 at least 10 minutes prior to the call.  A live webcast of the call will be available through the investor relations section of the Company’s website at www.urologix.com and available for replay approximately two hours after the completion of the call.

About Urologix

Urologix, Inc., based in Minneapolis, develops, manufactures and markets minimally invasive medical products for the treatment of urological disorders. The Company has developed and offers non-surgical, anesthesia-free, catheter-based treatments that use a proprietary cooled microwave technology for the treatment of benign prostatic hyperplasia (BPH), a condition that affects more than 23 million men worldwide. Urologix’ products include the CoolWave® and Targis® control units and the CTC Advance™, Targis® and Prostaprobe® catheter families. All of Urologix’ products utilize Cooled ThermoTherapy™ - targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort - and provide safe, effective, lasting relief of the symptoms of BPH.

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, statements about the Company’s future revenue and operating performance, about the effect of changes in its sales organization, the adequacy of its cash balance, or about the development and marketing of new products. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include the risk factors described in the Company’s Annual Report on Form 10-K for the year ended June 30, 2010 and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

Contact: Brian J. Smrdel, Chief Financial Officer, (763) 475-7696

-  Financials Follow  -

Urologix, Inc.

Statements of Operations

(Unaudited, in thousands, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2011	2010	2011	2010

Sales	$2,982	$3,594	$9,655	$11,512
Cost of goods sold	1,370	1,616	4,366	5,066
Gross profit	1,612	1,978	5,289	6,446

Costs and expenses:
Selling, general and administrative	2,045	2,115	6,044	6,685
Research and development	553	461	1,655	1,321
Total costs and expenses	2,598	2,576	7,699	8,006

Operating loss	(986)	(598))	(2,410)	(1,560)
Interest income	—	—	1	—
Loss before income taxes	(986)	(598)	(2,409)	(1,560)

Income tax expense (benefit)	(3)	(1)	(6)	(13)
Net loss	$(983)	$(597)	$(2,403)	$(1,547)

Net loss per common share--basic	$(0.07)	$(0.04)	$(0.17)	$(0.11)

Net loss per common share--diluted	$(0.07)	$(0.04)	$(0.17)	$(0.11)

Weighted average number of common shares outstanding--basic	14,575	14,522	14,546	14,503

Weighted average number of common shares outstanding--diluted	14,575	14,522	14,546	14,503

Urologix, Inc.

Balance Sheets

(Unaudited, in thousands)

	March 31, 2011	June 30, 2010
ASSETS
Current assets:
Cash and cash equivalents	$3,790	$5,702
Accounts receivable, net	1,348	1,378
Inventories	1,582	1,498
Prepaids and other current assets	127	139
Total current assets	6,847	8,717
Property and equipment:
Property and equipment	11,633	11,669
Less accumulated depreciation	(10,715)	(10,655)
Property and equipment, net	918	1,014
Identifiable intangible assets, net	108	123
Other assets	208	349
Total assets	$8,081	$10,203

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$648	$434
Accrued compensation	589	875
Deferred income	42	169
Other accrued expenses	561	519
Total current liabilities	1,840	1,997

Deferred income	9	—
Other accrued liabilities	141	—
Total liabilities	1,990	1,997

Shareholders’ equity:
Common stock	144	144
Additional paid-in capital	114,648	114,360
Accumulated deficit	(108,701)	(106,298)
Total shareholders’ equity	6,091	8,206
Total liabilities and shareholders’ equity	$8,081	$10,203

Urologix, Inc.

Condensed Statements of Cash Flows

(Unaudited, in thousands)

	Nine Months Ended March 31,
	2011	2010
Operating Activities:
Net loss	$(2,403)	$(1,547)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	443	616
Employee stock-based compensation expense	284	343
Provision for bad debts	(41)	26
Loss on disposal of assets	12	2
Change in operating items:
Accounts receivable	71	(358)
Inventories	(212)	(241)
Prepaids and other assets	153	44
Accounts payable	214	103
Accrued expenses and deferred income	(221)	(192)
Net cash used for operating activities	(1,700)	(1,204)

Investing Activities:
Purchase of property and equipment	(213)	(65)
Purchases of intellectual property	(3)	(9)
Net cash used for investing activities	(216)	(74)

Financing Activities:
Proceeds from stock option exercises	4	10
Net cash provided by financing activities	4	10

Net decrease in cash and cash equivalents	(1,912)	(1,268)
Cash and cash equivalents:
Beginning of period	5,702	7,032
End of period	$3,790	$5,764

Supplemental cash-flow information

Income taxes paid during the period	$6	$13
Net amount of inventory transferred to property and equipment	$128	$249